CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-218409 on Form N-14 8C under the Securities Act of 1933, of our reports dated February 22, 2017 relating to the financial statements and financial highlights of the Madison Strategic Sector Premium Fund and the Madison Covered Call and Equity Strategy Fund, appearing in the Annual Reports on Form N-CSR of Madison Strategic Sector Premium Fund and the Madison Covered Call and Equity Strategy Fund, respectively, for the year ended December 31, 2016, and to the reference to us under the heading “Financial Highlights” in the Joint Proxy Statement/Prospectus, which is part of such Registration Statement.

Chicago, IL
June 29, 2017